Testing the Waters Materials Related to Series #JUSTINIAN

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#JUSTINIAN

1ST DEPICTION OF CHRIST ON A COIN (695 AD)

THIS INITIAL OFFERING IS COMING SOON!

CURRENT VALUE: $18,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS GALLERY LEGAL

ASSET SPECIFICATIONS

Memorabilia Type	Coin
Minting Date	685-695 (AD)
Minting Location	Constantinople
Significance	1st Numismatic Portrait of Christ
Obverse	Portrait of Christ
Reverse	Portrait of Justinian II
Rarity	1 of 55 (NGC Ch MS)
Authentication	NGC
Grade	Ch MS
Grade (Strike)	4/5
Grade (Surface)	5/5

DESCRIPTION OF SERIES COIN FROM JUSTINIAN II'S FIRST REIGN

Investment Overview

•Upon completion of the Series #JUSTINIAN Offering, Series #JUSTINIAN will purchase a Coin from the First Reign of Justinian II Depicting the First Numismatic Depiction of Jesus Christ (AD 685-695) graded NGC Ch MS for Series #JUSTINIAN (The “Series Coin from Justinian II’s First Reign” or the “Underlying Asset” with respect to Series #JUSTINIAN, as applicable), the specifications of which are set forth below.

•Justinian II was the last Byzantine emperor of the Heraclian dynasty, ruling from 685-695 and then again from 705-711.

•The first coin known to depict a portrait of Jesus Christ was struck by Justinian II during his first reign as the Emperor of the Heraclian dynasty. The coin’s representation of Christ in human for was an affront against the Roman customs of the time, which traditionally depicted Christ as a lamb.

•The Underlying Asset is a Coin from the First Reign of Justinian II Depicting the first Numismatic Depiction of Jesus Christ (AD 685-695) graded NGC Ch MS.

Asset Description

Overview & Authentication

•Justinian II was born c. 669 AD.

•Justinian II became the Byzantine Emperor of the Heraclian dynasty at age 16 after the death of his father, Constantine IV, in September 685.

•Justinian II convened the Quinisext Council (also known as the Council in Trullo) in 692, a meeting which declared 102 “canons,” or statements of religious customs and practices, many of which contradicted the traditions of the Western Church. Among these acts was a “decree that Christ should be represented in human form, rather than as a Lamb, condemned one of the more common themes of symbolic early Christian imagery which had been quite popular in the West,” according to the Numismatic Iconography of Justinian II.

•Though it is not known whether Justinian II’s decisions to mint coins featuring Christ in human form were a direct result of the Council in Trullo, the coin represented a significant split between the Pope and Justinian II nonetheless. This widened the “dispute between those who favored the use of such religious imagery (εικονοδουλοι, "image worshippers") and those who opposed its use (εικονοκλαστοι, "image smashers"), a dispute that also played a role in the expanding ideological confrontation between Christianity and Islam, with al-Malik introducing aniconic coin types at about the same time as Justinian was placing Christ on the Byzantine solidus,” according to the Classical Numismatic Group (CNG).

•The image of Christ used on the coin is suspected to be based on the image of Christ in Great Palace of Constantinople.

•Justinian II portrayed Christ on the coin as a “show of his religious devotion,” according to Coin Week.

•Justinian II died in December 711.

•According to the Professional Numismatists Guild: “the aggregate prices realized for U.S. rare coins sold at major public auctions in 2020 totaled nearly $369 million. The aggregate total was $325 million in 2019; $345 million in 2018; and $316 million in 2017.”

•The Underlying Asset has been issued a graded of Ch MS (Strike: 4/5, Surface: 5/5) by Numismatic Guaranty Company (NGC) with Certification No. 4938331-230.

Notable Features

•The Underlying Asset is a Coin from the First Reign of Justinian II Depicting the first Numismatic Depiction of Jesus Christ (AD 685-695) graded NGC Ch MS.

•The Underlying Asset is graded Ch MS, or “Choice Mint State.” This is the second-highest grade given to ancient coins by NGC.

•The Underlying Asset was given a 4/5 for its strike grade and a 5/5 for its surface grade.

•The Underlying Asset features an image of Jesus Christ, with a cross behind his head and the Book of gospels held in his left arm. The words “Jesus Christ King of Kings” surround him.

•The Underlying Asset features an image of Justinian II on the opposite side. The words “Justinian, servant of Christ” surround him.

•The Underlying Asset was minted in Constantinople and is made of gold, weighing 4.45g.

•The Underlying Asset is 1 of 55 examples of a Coin from the First Reign of Justinian II Depicting the first Numismatic Depiction of Jesus Christ (AD 685-695) graded NGC Ch MS with 3 graded higher.

Notable Defects

•The Underlying Asset is consistent with its condition grade from NGC.

Details

Series Coin from Justinian II's First Reign
Memorabilia Type	Coin
Minted Date	AD 685-695
Minted Location	Constantinople
Significance	First Numismatic Representation of Christ
Obverse	Portrait of Christ
Reverse	Portrait of Justinian II
Rarity	1 of 55
Authentication	NGC
Grade	Ch MS
Grade (Strike)	4/5
Grade (Surface)	5/5
Certification No.	4938331-230

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series Coin from Justinian II’s First Reign going forward.

#JUSTINIAN | $18K

COMPARABLE ASSET VALUE

ASSET VALUE
+77.8%

TRANSACTIONS
5

#JUSTINIAN | *Visuals*

It's suspected that the image of Christ used on #JUSTINIAN was inspired by works from the Great Palace of Constantinople.

LAUNCH GALLERY ›

#JUSTINIAN | *Timeline*

Jan. 0669 — Justinian II is born.

Sep. 0685 — After the death of his father, Constantine IV, Justinian II becomes the last Byzantine Emperor of the Heraclian dynasty at age 16.

Jan. 0692 — Justinian II convenes the Council in Trullo, establishing 102 “canons,” or statements of religious customs and practices, many of which contradict the traditions of the Western Church. Among these canons is the decree that Christ should be represented as a human rather than the traditional lamb.

May. 0695 — It is believed that around this time Justinian mints coins depicting Christ in human form. #JUSTINIAN is minted in Constantinople.

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